UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 26, 2008

PFF BANCORP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-16845	95-4561623
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9337 Milliken Avenue

Rancho Cucamonga, CA 91730

(Address of Principal Executive Offices, including Zip Code)

(909) 941-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 31, 2008, PFF Bancorp, Inc. (the “Company”), the holding company for PFF Bank & Trust, Glencrest Investment Advisors and Diversified Builder Services, Inc (“DBS”), completed the sale of substantially all of the DBS loan portfolio, for an aggregate purchase price of $13,262,379, pursuant to a Loan Purchase and Sale Agreement (the “Agreement”) entered into on that date. Pursuant to the terms of the Agreement, DBS received $1,500,000 of the aggregate purchase price in cash on March 31, 2008 and will receive an additional $11,762,379 on April 30, 2008, with interest at 6.50% per annum accruing from March 31, 2008.

Item 8.01	Other Events.

On March 26, 2008, at the request of the Office of Thrift Supervision (the “OTS”), the board of directors of the Company passed a resolution requiring, among other things, that the Company obtain the OTS’s non-objection prior to declaring or paying any dividends or permitting the Company or certain of its subsidiaries (other than PFF Bank & Trust) to incur or rollover any debt. The Company had previously announced the suspension of the Company’s cash dividend in January 2008 due to the uncertainty surrounding the timing of the recovery in residential real estate and the impact of credit on the Company’s operating results. The resolutions also required the Company will reduce the level of problem assets at DBS, which has been addressed by an accelerated dispositions program undertaken by the Company which included negotiated payoffs and principal reductions, culminating in the sale transaction described above.

Item 9.01	Financial Statements and Exhibits

(c) The following exhibits are filed with this Current Report:

Exhibit No.	Description
10.1	Loan Purchase and Sale Agreement dated March 31, 2008

99.1	Press Release dated April 1, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2008	PFF BANCORP, INC.

/s/ Gregory C. Talbott
Gregory C. Talbott
Senior Executive Vice President, Chief Operating Officer/Chief Financial Officer and Treasurer